Exhibit 10.8

2012 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

The Company hereby awards Stock Units to the Participant named below. The terms and conditions of the Award are set forth in this cover sheet, in the attached Stock Unit Agreement and in the Plan. This cover sheet is incorporated into and a part of the attached Stock Unit Agreement (together, the “Agreement”).

Date of Award:

Expiration Date:

Name of Participant:

Number of Stock Units Awarded:

Vesting Calculation Date:

Certificate Number:

By signing this cover sheet, Participant agrees to all of the terms and conditions described in the attached Stock Unit Agreement and in the Plan. Participant is also acknowledging receipt of this Agreement and a copy of the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan or this Award.

Participant:
(Signature)

Company:
(Signature)

Title:

Attachment

2012 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

The Plan and Other Agreements and Certain Definitions

The text of the Plan is incorporated in this Agreement by this reference. Participant and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between Participant and the Company regarding this Award of Stock Units. Any prior agreements, commitments or negotiations are superseded.

Participant understands that his or her consulting relationship with the Company can be terminated at any time by the Company and that nothing in this Agreement or the Plan changes the at-will nature of this non-employee consulting relationship.

For purposes of this Agreement, the following terms have the below defined meanings:

“Liquidity Event Vesting” means that, before the Expiration Date, there has been a consummation of either: (1) an IPO or (2) a Change in Control.

“Settlement Time” means the time when a Vested Stock Unit is exchanged for a Share (or the cash equivalent value) in accordance with the following:

(i) If the Liquidity Event Vesting occurred because of a Change in Control then the Settlement Time for then Vested Stock Units shall occur as of immediately before the Change in Control.

(ii) If the Liquidity Event Vesting occurred because of an IPO then the Settlement Time for then Vested Stock Units shall occur on the first business day after the date that is six months after the IPO. For Stock Units which become Vested Stock Units after the IPO, the Settlement Time shall occur on the first business day in January of the year immediately following the year in which the Stock Units became Vested Stock Units. Notwithstanding the foregoing provisions of this clause (ii), if a Change in Control occurs after the IPO then the Settlement Time for Vested Stock Units shall occur as specified in clause (i) above.

“Vested Stock Unit” means, with respect to a Stock Unit subject to this Agreement, that such Stock Unit has become Service-Based Vested and that the Liquidity Event Vesting has occurred before the Expiration Date.

Vesting

As of the Date of Award, none of the Stock Units subject to this Agreement are Vested Stock Units. Participant will receive a benefit with respect to this Award only to the extent that Stock Units become Vested Stock Units. For any Stock Unit to become a Vested Stock Unit, two separate vesting conditions must each be satisfied before the Expiration Date.

Accordingly, in order for a Stock Unit to become a Vested Stock Unit, one vesting condition is that it becomes “Service-Based Vested” (as described below) and the other vesting condition is the timely occurrence of the Liquidity Event Vesting. For avoidance of doubt, Participant will have no rights with respect to this Award to the extent the Liquidity Event Vesting condition is not satisfied (regardless of the extent to which Stock Units were Service-Based Vested). All Stock Units that are not Vested Stock Units as of the Expiration Date shall be then forfeited without consideration. Stock Units which are Service-Based Vested shall remain outstanding until the earlier of their settlement or the Expiration Date.

Service-Based Vested Requirement: The Service-Based Vested requirements will be satisfied in installments as to this Award as follows: As long as Participant renders continuous Service, Participant will become incrementally Service-Based Vested as to 25% of the total number of Stock Units awarded, as shown above on the cover sheet, on the first anniversary of the Vesting Calculation Date and thereafter 1/48th of the total number of Stock Units awarded shall become incrementally Service-Based Vested on each monthly anniversary of the first anniversary of the Vesting Calculation Date until the Service-Based Vested requirement is fully satisfied on the fourth anniversary of the Vesting Calculation Date. No unvested Stock Units can become Service-Based Vested after Participant’s Service has terminated and any Stock Units that are not Service-Based Vested shall be forfeited without consideration on the Participant’s Termination Date. In all cases, the resulting aggregate number of Service-Based Vested Stock Units will be rounded down to the nearest whole number.

Settlement

To the extent a Stock Unit becomes a Vested Stock Unit and subject to Participant’s satisfaction of any tax withholding obligations as discussed below, each Vested Stock Unit will entitle Participant to receive one Share (or cash equivalent) at the Settlement Time.

The Committee in its discretion may decide to settle Vested Stock Units with cash and/or Shares which will be distributed to Participant at the Settlement Time in exchange for such Vested Stock Units. If cash is utilized in settling the Vested Stock Units, the Fair Market Value of a Share (determined as of the Settlement Time) shall be used to determine the value of each Vested Stock Unit.

Issuance of such Shares and/or cash shall be in complete satisfaction of settled Vested Stock Units. Such settled Vested Stock Units shall be immediately cancelled and no longer outstanding and Participant shall have no further rights or entitlements related to those settled Vested Stock Units.

No Assignment	Stock Units shall not be sold, anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. If Participant attempts to do any of these things, this Award will immediately become invalid. Participant may, however, dispose of this Award in Participant’s will or it may be transferred by the laws of descent and distribution. Subject to the previous sentence, the Company is not obligated to recognize Participant’s spouse’s interest in this Award regardless of any marital property settlement agreement.

The Company’s Right of First Refusal

If at any time Participant proposes to transfer Shares (“Transfer”) that were acquired under this Agreement then the Participant shall promptly give the Company written notice of the Participant intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Shares to be transferred (the “Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the purchase price and form of consideration proposed to be paid for the Offered Shares and (iv) the other material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Participant has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

The Company shall have an option for a period of ten (10) days from its receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Participant in writing before expiration of such ten (10) day period as to the number of such shares that it wishes to purchase. If the Company gives the Participant notice that it desires to purchase such shares, then payment for the Offered Shares shall be made by check or wire transfer against delivery of the Offered Shares to be purchased at a time and place agreed upon between the parties, which time shall be no later than forty-five (45) days after receipt by the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the consideration to be paid for the Offered Shares has not yet been established in accordance with the below provisions. If the Company fails to purchase any or all of the Offered Shares by exercising the option within the ten day period provided, the remaining Offered Shares shall be subject to the following paragraphs.

Subject to the Company’s option set forth above, if at any time the Participant proposes a Transfer, then, within five (5) days after the Company has declined to purchase all, or a portion, of the Offered Shares or the Company’s option to so purchase the Offered Shares has expired, the Participant shall give each Company stockholder (each a “Holder”) that is designated by the Company an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares that the Company has declined to purchase (the “Remaining Shares”) and reference the Holders’ rights of first refusal with respect to the proposed Transfer contained in this Agreement.

Each Holder shall have an option for a period of fifteen (15) days from its receipt of the Additional Transfer Notice from the Participant set forth above to elect to purchase its respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Holder may exercise such purchase option and purchase all or any portion of its pro rata share of the Remaining Shares (a “Participating Holder” for the purposes of this Agreement) by notifying the Participant and the Company in writing, before expiration of the fifteen (15)-day period as to the number of such shares that it wishes to purchase (the “Participating Holder Notice”). Each Holder’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, the numerator of which shall be the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) owned by such Holder on the date of the Transfer Notice and denominator of which shall be the total number of Shares (including any securities convertible into Shares) held by all Holders on the date of the Transfer Notice.

In the event any Holder elects not to purchase its pro rata share of the Remaining Shares available pursuant to its option above within the time period set forth therein, then the Participant shall promptly give written notice (the “Overallotment Notice”) to each Participating Holder that has elected to purchase all of its pro rata share of the Remaining Shares (each a “Fully Participating Holder”), which notice shall set forth the number of Remaining Shares not purchased by the other Holders (“Unsubscribed Shares”), and shall offer the Fully Participating Holders the right to acquire the Unsubscribed Shares. Each Fully Participating Holder shall have five (5) days after its receipt of the Overallotment Notice to deliver a written notice to the Participant (the “Participating Holders Overallotment Notice”) of its election to purchase its pro rata share of the Unsubscribed Shares on the same terms and conditions as set forth in the Additional Transfer Notice, which such Participating Holders Overallotment Notice shall also indicate the maximum number of the Unsubscribed Shares that such Fully

Participating Holder will purchase in the event that any other Fully Participating Holder elects not to purchase its pro rata share of the Unsubscribed Shares. For the purposes of determining a Fully Participating Holder’s pro rata share of the unsubscribed shares, the numerator shall be the same as that used in above and the denominator shall be the total number of Shares (including Shares issuable upon conversion of Preferred Shares) owned by all Fully Participating Holders on the date of the Transfer Notice.

Each Participating Holder shall be entitled to apportion Remaining Shares to be purchased among its partners and affiliates, provided that such Participating Holder notifies the Participant of such allocation.

The Participating Holders shall effect the purchase of the Remaining Shares with payment by check or wire transfer against delivery of the Remaining Shares to be purchased at a time and place agreed upon between the parties, which time shall be no later than sixty (60) days after receipt by the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the consideration to be paid for the Offered Shares has not yet been established.

Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in a form of consideration other than cash or evidences of indebtedness, the Company (and the Participating Holders) shall have the right to pay such purchase price in an amount of cash equal to the fair market value of such consideration. If the Selling Common Holder and the Company (or the Participating Holders) cannot agree on such fair market value within ten (10) days after receipt by the Company of the Transfer Notice (or receipt of the Additional Transfer Notice by the Holders), the valuation shall be made by an appraiser of recognized standing selected by the Participant and the Company (or a majority-in-interest of the Participating Holders) or, if they cannot agree on an appraiser within twenty (20) days after receipt by the Company of the Transfer Notice (or the receipt of the Additional Transfer Notice by the Holders), each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Participant, on the one hand, and the Company (and, to the extent there are any, the Participating Holders, on the other hand, with that half of the cost to be borne by the Company and the Participating Holders to be apportioned on a pro rata basis based on the number of Shares each such party has expressed an interest in purchasing. If the time for the closing of the Company’s purchase or the Participating Holders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this section.

The Company’s Right of First Refusal shall inure to the benefit of its successors and assigns and shall be binding upon any transferee of the Shares.

The Company’s Right of First Refusal shall terminate in the event that Shares are listed on an established stock exchange or are quoted regularly on the OTC Bulletin Board.

Leaves of Absence

For purposes of this Agreement, Participant’s Service shall not terminate when Participant goes on a bona fide leave of absence that was approved by the Company (or its Parent, Subsidiary or Affiliate) in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Participant’s Service terminates in any event when the approved leave ends, unless Participant immediately returns to active work.

The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Award), and when Participant’s Service terminates for all purposes under the Plan.

Voting and Other Rights

As a holder of Stock Units, Participant shall have no rights other than those of a general creditor of the Company. Among other things, this means Participant as a holder of outstanding Stock Units has no right to vote and none of the rights and privileges of a stockholder of the Company. Subject to the terms and conditions of this Agreement, Stock Units create no fiduciary duty of the Company to Participant and only represent an unfunded and unsecured contractual obligation of the Company. The Stock Units shall not be treated as property or as a trust fund of any kind.

Participant, or Participant’s estate or heirs, has no rights as a stockholder of the Company until Participant has been issued the applicable Shares by the Company and has satisfied all other conditions specified in the Plan. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued, except as provided in the Plan.

Taxes and Withholding

Participant will be solely responsible for payment of any and all applicable taxes associated with this Award.

The delivery to Participant of any Shares (or cash) underlying Vested Stock Units will not be permitted unless and until Participant has satisfied any withholding or other taxes that may be due. Any such tax withholding obligations may be settled in the discretion of the Committee by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to Participant as of the Settlement Time and/or by Shares which have already been owned by Participant for more than six (6) months and which are surrendered to the Company. Such withheld or surrendered Shares will be applied to pay the withholding obligation by using the aggregate Fair Market Value of the withheld or surrendered Shares determined as of the Settlement Time. If Shares are withheld, then Participant will be delivered the net amount of vested Shares after the Share withholding has been effected and Participant will not receive the withheld Shares.

Code Section 409A	This Award is intended to be exempt from or compliant with section 409A of the Code and will be interpreted accordingly.

Restrictions on Issuance and Resale

The Company will not issue any Shares if the issuance of such Shares at that time would violate any law or regulation.

Participant hereby agrees that Participant will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to an IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or other securities, in cash or otherwise. The foregoing provisions of this section shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the IPO are intended third party beneficiaries of this section and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Participant further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this section or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to Participant’s Shares until the end of such period. Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this section shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

If the sale of Shares acquired under this Award is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, Participant shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

Participant will also be required, as a condition of settlement of this Award, to enter into any Stockholders Agreement or other agreements that are applicable to stockholders. In the event of any conflict in terms between the Stockholders Agreement and this Agreement, the terms of the Stockholders Agreement shall prevail and govern.

No Retention Rights	This Award and this Agreement does not give Participant the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate Participant’s Service at any time and for any reason.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of outstanding Stock Units covered by this Award may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. The Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Legends

All certificates representing the Shares issued under this Award (if any) may, where applicable, have endorsed thereon the following legends and any other legends the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION

THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

Notice	Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice to be given or delivered to Participant relating to this Agreement shall be in writing and addressed to Participant at such address of which Participant shall have advised the Company in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware without reference to the conflicts of law provisions thereof.

Voluntary Participant	Participant acknowledges that Participant is voluntarily participating in the Plan.

No Rights to Future Awards	Participant’s rights, if any, in respect of or in connection with this Award or any other Awards are derived solely from the discretionary decision of the Company to permit Participant to participate in the Plan. By accepting this Award, Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to Participant or benefits in lieu of other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

Future Value	The future value of the underlying Shares is unknown and cannot be predicted. If the underlying Shares do not increase in value after the Date of Award, the Award could have little or no value. If Participant obtains Shares under this Award, the value of the Shares acquired upon settlement may subsequently increase or decrease in value.

No Advice Regarding Award	The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding this Award and Participant’s participation in the Plan before taking any action related to this Award or the Plan.

No Right to Damages	Participant will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires. The loss of existing or potential profit in the Award will not constitute an element of damages in the event of the termination of Participant’s Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to Participant.

Data Privacy	Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that the Company holds certain personal information about Participant, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in Participant’s favor for the purpose of implementing, managing and administering the Plan (“Data”). Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country or elsewhere and that the recipient country may have different data privacy laws and protections than Participant’s country. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Participant may elect to deposit any Shares acquired under the Plan.

By signing the cover sheet of this Agreement, Participant agrees to all of the terms and conditions described above and in the Plan. Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

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